Exhibit 99.1

Cray Business Plaza 100 Commercial St., P.O. Box 130 Atchison, Kansas 66002-0130 913.367.1480 * 913.367.0192 (fax) www.mgpingredients.com	NEWS RELEASE

Contact:  Steve Pickman, 913-367-1480

FOR IMMEDIATE RELEASE

MGP INGREDIENTS ANNOUNCES FY 2009 SECOND QUARTER RESULTS

Highlights:

•                  Q2 total sales of $73.2 million vs. prior year’s Q2 sales of $94.0 million due mainly to planned reduction of fuel grade alcohol and commodity ingredients

•                  Q2 results include restructuring charges and related costs totaling $22.9 million, or ($1.38) per share

•                  Corporate transition for improved profitability nearly complete with decision to exit fuel grade business

•                  Ingredient solutions segment margin performance improves sequentially over FY 09 first quarter

•                  High quality food grade alcohol sales and margins surpass current year’s Q1 levels

•                  Q2 diluted loss of ($2.58) per share compares with year ago earnings of $0.31 per share

ATCHISON, Kan., February 9, 2009—MGP Ingredients, Inc. (Nasdaq/MGPI) today reported a net loss of $42.7 million, or ($2.58) in diluted loss per share, for the second quarter of fiscal 2009, which ended December 31, 2008. The loss for the quarter included special charges of $17.4 million related to the company’s business transformation process, as well as an unrealized loss of $5.4 million recorded to cost of sales for projected settlements of natural gas contracts. This compares with net income of $5.2 million, or $0.31 in diluted earnings per share, for the second quarter of fiscal 2008. Total sales in the second quarter of fiscal 2009 were $73.2 million, a decrease of 22.1 percent from sales of $94.0 million a year ago. Sales of fuel grade alcohol accounted for $14.6 million of the $20.8 million decline in year-over-year quarterly sales.

For the first six months of fiscal 2009, the company had a net loss of $60.0 million, or diluted loss per share of ($3.62), on sales of $172.3 million. That compares to net income of $4.9 million, or $0.29 in diluted earnings per share, on sales of $182.0 million for the prior year’s first six months.

On February 3, 2009, the company announced plans to cease production of fuel grade alcohol, or ethanol, at its distillery operations in Pekin, Ill. Tim Newkirk, president and chief executive officer, stated, “Our initial decision was to curtail production in an effort to reduce our operating losses. However, the continued volatility in corn costs and ethanol pricing has, in our view, changed the economics of this business, especially at our relatively small scale. This latest action represents another key step in resizing our fixed asset base and cost structure to a more appropriate level.”

In response to the losses incurred during fiscal 2009, a number of actions were taken in the second quarter in an effort to eventually return the company to profitability. As a result, restructuring costs and losses on the impairment of assets for the quarter and year-to-date period ending December 31, 2008 were as follows:

•                  On Oct. 20, 2008, MGPI announced its intent to acquire flour from a third party, thereby ceasing operations at its flour mill in Atchison, Kan. An analysis resulted in recording a $2.8 million non-cash impairment charge related to the flour mill assets.

•                  On Nov. 5, 2008, MGPI announced plans to consolidate the production of wheat proteins and starches at its Atchison facility by ceasing protein and starch production operations at its Pekin plant. The majority of the Pekin facility’s protein and starch production consisted of gluten and commodity starches.  An analysis resulted in a $5.0 million non-cash impairment charge.

•                  As a result of the closure of the company’s flour mill and the protein and starch operations at its Pekin plant, the company also incurred $3.3 million in severance and early retirement costs.

•                  On Jan. 30, 2009, MGPI determined that it would cease the manufacture and sale of personal care ingredients products. As a result, the company recorded a $329,000 non-cash impairment charge.

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ADD 1—MGP INGREDIENTS ANNOUNCES

•                  At the end of the third quarter of fiscal 2008 MGPI concluded that its pet business assets and certain of its ingredient solutions segment assets in a mixed use facility in Kansas City, Kan., were impaired.  At that time, the company recorded an impairment charge of $8.1 million.  For the period ended December 31, 2008, the company performed another test for impairment of these assets following an appraisal resulting in a further charge of $811,000.

•                  Other restructuring costs of $5.2 million include $2.9 million related to lease termination costs, which the company expects to incur as a result of the flour mill closure with respect to 147 rail cars whose leases expire through 2013. The company has recognized this expense because it no longer utilizes these cars in its business. Other restructuring costs also include a $2.3 million net loss resulting from sales of excess wheat that was no longer required for milling operations. The charge is net of approximately $1.1 million in realized gains previously recorded in accumulated other comprehensive income.

In addition to the above, the company has recorded a charge of $5.4 million to cost of sales for unrealized losses as of December 31, 2008 on a natural gas contract for its Pekin plant.  With the shutdown of protein and starch operations and the reduction and temporary idling of distillery operations at the Pekin plant, the commitments for the purchase of natural gas through the remainder of the fiscal year under this contract are in excess of projected consumption.  The company will continue to settle and mark this obligation to market monthly until its expiration, which is scheduled to occur on June 30, 2009.

The recent resizing of the company’s operations resulted in temporary lay-offs, permanent lay-offs and early retirements affecting 183 union and non-union employees at the Pekin and Atchison facilities combined.  Temporary lay-offs of an additional 14 non-union employees at the company’s Atchison headquarters occurred today.  These lay-offs principally involved support service and administrative personnel and mainly resulted from the effects of the recent reduction in alcohol production in Pekin. The number of total lay-offs and early retirements to date has reduced the company’s previous workforce by approximately 43 percent to 256 employees.

Segment Results

The following provides a summary of sales and pre-tax profits/(loss) for each operating segment for the second quarter and year-to-date periods ended Dec. 31, 2008 and Dec. 30, 2007.  The table also includes a summary of sales and pre-tax profits/(loss) for each operating segment for the first quarter ended Sept. 30, 2008.  Results for this period have been incorporated in the table to provide added transparency for comparing segment performance on a sequential quarter-to-quarter basis, along with the year-over-year quarterly and year-to-date comparisons.  Non-direct selling, general and administrative expenses, interest expense, investment income and other general miscellaneous expenses are classified as corporate.

			2nd Qtr		Six Mos.
	1st Qtr	2nd Qtr	FY 2008	Six Mos.	FY 2008
(In thousands)	FY 2009	FY 2009	(as restated)	FY 2009	(as restated)
Ingredient Solutions
Net Sales	$25,897	$22,455	$24,963	$48,352	$47,251
Pre-Tax Income (Loss)	(5,389)	(4,154)	859	(9,543)	2,966

Distillery Products
Net Sales	$71,382	$49,733	$67,523	$121,115	$131,881
Pre-Tax Income (Loss)	(12,926)	(15,397)	3,129	(28,323)	5,537

Other
Net Sales	$1,741	$1,054	$1,509	$2,795	$2,840
Pre-Tax Income (Loss)	237	(1)	(2,232)	236	(2,288)

Corporate Expense	$(5,427)	$(5,168)	$(3,856)	$(10,595)	$(8,820)

Impairment of long lived assets	—	(8,931)	—	(8,931)	—
Severance and early retirement costs	—	(3,288)	—	(3,288)	—
Other restructuring costs	—	(5,241)	—	(5,241)	—
Unrealized loss on natural gas contract	—	(5,447)	—	(5,447)	—
Gain on settlement of litigation, net of related expenses	—	—	7,046	—	7,046

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ADD 2—MGP INGREDIENTS ANNOUNCES

Segment Highlights

Total ingredient solutions sales revenue for the second quarter of fiscal 2009 decreased by $2.5 million, or 10.0 percent, compared to the same quarter a year ago.  Sales revenue from specialty ingredients rose 4.8 percent over the prior period.  This resulted from a 13.4 percent increase in specialty starch sales, which more than offset a 10.0 percent decline in sales of specialty proteins. Revenues from vital wheat gluten decreased $2.8 million, or 33.1 percent, from the prior year’s second quarter as part of the planned phase-out of commodity protein and commodity starches. Profit margins continued to be significantly impacted by increased cost of sales related to high wheat prices.  Beginning in the second quarter the company entered into a supply contract for flour with ConAgra Mills. However, the price for flour is a function of the per-bushel cost of wheat and, accordingly, wheat prices continued to directly impact the cost of raw materials for this segment.

Total distillery products sales revenue for the second quarter decreased by $17.8 million, or 26.4 percent, compared to the year-ago period. The decrease was due to reduced revenues related to fuel grade alcohol of $14.6 million, or 47.8 percent, as a result of a planned reduction of fuel grade alcohol production related to unfavorable market conditions.  This was partially offset by increased revenue from food grade alcohol, with increases attributable to improved per unit pricing, which more than compensated for reduced volume. Profit margins in the distillery products segment continued to be negatively impacted by higher corn prices when compared to a year ago. For the second quarter, the per-bushel cost of corn, before adjusting for hedging, averaged nearly 22.5 percent higher than the same quarter a year ago.

“I am pleased to note that, on a sequential basis, our ingredient solutions segment experienced a $1.2 million improvement in gross margins in the current year’s second quarter compared to the first quarter,” Newkirk said.  “Additionally, the food grade alcohol area showed a gross margin improvement of $3.0 million in the distillery products segment during the second quarter over the first quarter.  These positive developments are reflective of our efforts to execute a more profitable strategy that is based on our intensified focus on reducing sales of low priced commodity products while creating a better sales mix of value-added specialty ingredients and high quality food grade alcohol.”

Newkirk also noted that the company was able to reduce inventories and receivables by $29.3 million between the first and second quarters.  “This resulted from a $21.5 million decrease in inventories and a $7.8 million decrease in receivables as of December 31 and serves as another indicator of successful measures that are intended to put us back on a more profitable track,” he said.

For the first six months of fiscal 2009, total sales revenue decreased by approximately $9.7 million, or 5.3 percent, compared to the prior year period. Increased sales in the ingredient solutions segment were related to increased sales of specialty and commodity starches, as well as specialty protein.  These increases were partially offset by a planned reduction in sales of vital wheat gluten.  Both specialty starch and commodity starch revenues increased as a result of increased sales volumes as well as improved per unit pricing, while specialty protein revenue increases were driven by improved per unit pricing partially offset by reduced volumes. Decreased sales in the distillery segment primarily were related to a $19.0 million reduction in sales of fuel grade alcohol, which was partially offset by higher sales of food grade alcohol due to increased volume and improved per unit pricing.

Income Taxes

For the second quarter of fiscal 2009, the company recorded an income tax benefit of $4.9 million resulting in an effective rate of 10.3 percent.  This compares with an income tax benefit of $283,000 a year ago. For the first six months of fiscal 2009, the company had an income tax benefit of $11.2 million, resulting in an effective rate of 15.7 percent, compared with a benefit of $435,000 in the prior year period. The company’s tax rate during the current year’s first six months differed from the statutory rate primarily due to the impact of a valuation allowance established during the year of approximately $20.1 million, consisting largely of NOLs and credit carryforwards that are not likely to be realized.

As a result of filing the fiscal 2008 tax return, the company has received tax refunds of $9.2 million. Based upon anticipated operating results in the current fiscal year, the company expects to be eligible to receive a tax refund of approximately $5.9 million. The expected refund would exhaust the ability to carry back any further losses under current tax regulations.

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ADD 3—MGP INGREDIENTS ANNOUNCES

Building Stronger Links for Creating Value

“We’ve been through an intense period where we had to confront the brutal facts about several parts of our business,” said Newkirk. “For example, the market economics for fuel grade ethanol continue to erode with most producers at or below cash cost.  Approximately 30 ethanol plants have shut down since last fall. We have exited the fuel alcohol business and, simultaneously, have also temporarily shut down food grade alcohol production at Pekin for a period of 90 days to utilize existing inventories at that location.  As previously reported, at this time we do not expect this temporary shutdown to impact our customers as we are also continuing to optimize our food grade alcohol production capabilities in Atchison.  While we hope to reopen the Pekin plant, we have to be realistic about our financial needs and determined on February 5 to explore other options during the shutdown, including the possible sale of the plant.

“The transformation on the distillery side has been mainly an exercise in optimizing our fixed assets. On the other hand, the planned improvements in our ingredient solutions segment will result from more business process changes in the key areas of commercialization, sales development and customer service, as well as manufacturing efficiencies. We have divested or otherwise outsourced the non-core inputs, which, when combined with higher-value solutions, should translate into growing profitability if we are successful in hitting our sales targets. While we recognize the extended sales cycle for gaining approval for new formulations, we currently have over 100 projects in development with approximately 50 key customers at this time. This level of activity is only the beginning of what we think we can sustain over time.”

Newkirk concluded, “Along with the structural changes at MGPI, we have increased our resources behind risk management to improve our capabilities in pricing and profit protection. These are critical for competing in the world of commodities.  Together we have created a new high-performance culture with the right systems in place to better measure the value we can create for customers and stockholders. In the meantime, however, we are faced with a weak economy and related customer purchasing decisions, which presents volatile conditions for the foreseeable future. Therefore, we will continue to run lean and pursue additional opportunities to generate cash to meet our obligations.”

Investor Conference Call

The company will host an investor conference call on Tuesday, Feb. 10, at 10 a.m. central time to review second quarter results.  Stockholders and other interested parties may listen to the call live via telephone by dialing 877-856-1964 domestically or 719-325-4797 internationally by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.  The conference identification number for entering the call is 2106942.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (v) our ability to realize operating efficiencies, (vi) the effectiveness of our hedging programs; (vii) access to capital and (viii) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A.  Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and Part II Item 1A, Risk Factors in the company’s Quarterly Report on Form 10Q for the quarter ended December 31, 2008.

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MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)	Quarter Ended		Year-to-Date Ended
(Dollars in thousands, except per share)	Dec. 31, 2008	Dec. 30, 2007	Dec. 31, 2008	Dec. 30, 2007
		(as restated)*		(as restated)*
Net Sales	$73,242	$93,995	$172,262	$181,972
Cost of Sales: Product Cost	91,443	90,799	207,150	172,916
Unrealized loss on natural gas contract	5,447	—	5,447	—
Total cost of sales	96,890	90,799	212,597	172,916
Gross Profit (Loss)	$(23,648)	$3,196	$(40,335)	$9,056
Selling, General and Administrative Expenses	5,737	4,815	11,852	11,094
Impairment of long lived assets	8,931	—	8,931	—
Severance and early retirement costs	3,288	—	3,288	—
Other restructuring costs	5,241	—	5,241	—
Income/Loss from Operations	$(46,845)	$(1,619)	$(69,647)	$(2,038)
Gain on settlement of litigation, net of related expenses	—	7,046	—	7,046
Other Income (Expense), Net	33	(76)	74	114
Interest Expense	(797)	(405)	(1,525)	(681)
Equity in loss of unconsolidated subsidiary	(18)	—	(34)	—
Income/Loss Before Income Taxes	$(47,627)	$4,946	$(71,132)	4,441
Provision for Income Taxes	(4,911)	(283)	(11,173)	(435)
Net Loss	$(42,716)	$5,229	$(59,959)	$4,876
Other Comprehensive Income (Loss), net of tax	(675)	4,284	(2,177)	5,634
Comprehensive Income (Loss)	$(43,391)	$9,513	$(62,136)	$10,510

Basic Earnings (Loss) Per Common Share	$(2.58)	$0.32	$(3.62)	$0.30
Diluted Earnings (Loss) Per Common Share	$(2.58)	$0.31	$(3.62)	$0.29

Weighted average shares outstanding – Basic	16,582,063	16,513,162	16,572,353	16,505,755
Weighted average shares outstanding – Diluted	16,582,063	16,843,054	16,619,808	16,894,324

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	Dec. 31, 2008	Dec. 30, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$—	$—
Restricted cash	1,361	3
Receivables (less allowance of $378 @ 12/31/08 & $223 @ 12/30/2007)	26,170	34,784
Inventories	38,637	61,287
Prepaid expenses	3,123	2,167
Deposits	2,162	3,247
Deferred income tax assets	3,627	—
Refundable income taxes	4,672	—
Assets held for sale	3,345	—
Total Current Assets	$83,097	$101,488
Property and Equipment, At Cost	314,730	363,867
Less accumulated depreciation	(217,232)	(235,602)
Net Property, plant and equipment	$97,498	$128,265

Investment in unconsolidated subsidiary	318	358
Other non-current assets	343	511
TOTAL ASSETS	$181,256	$230,622

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities on long-term debt	$1,602	$3,826
Liabilities related to assets held for sale	7,102	—
Revolving credit facility	42,483	10,000
Accounts payable	20,932	16,061
Accrued expenses	8,076	5,303
Reserve for natural gas commitments	5,447	—
Deferred income taxes	—	494
Income taxes payable	$—	$21
Total Current Liabilities	$85,642	$35,705
Other Liabilities:
Long-Term Debt	—	7,169
Deferred Credit	6,687	9,089
Other non-current liabilities	11,027	8,115
Deferred Income Taxes	3,627	12,616
Total Other Liabilities	$21,341	$36,989

Stockholders’ Equity	74,273	157,928
TOTAL LIAB./STOCKHOLDERS’ EQ.	$181,256	$230,622

Capital Structure
Net Investment in:
Working capital	$(2,545)	$65,783
Property, plant and equipment	97,498	128,265
Other non-current assets	661	869
Total	$95,614	$194,917

Financed By:
Long-term debt**	$—	$7,169
Deferred liabilities	21,341	29,820
Shareholders’ equity	74,273	157,928
Total	$95,614	$194,917

**Excludes short-term portion.  Short- term portion is included within working capital.

MGP INGREDIENTS, INC.

(unaudited)	Quarter Ended		Year-to-Date-Ended
(Dollars in thousands)	Dec. 31, 2008	Dec. 30, 2007	Dec. 31, 2008	Dec. 30, 2007
		(as restated)*		(as restated)*
Financial Highlights
EBITDA (1)	$(43,429)	$9,168	$(62,781)	$12,766
Depreciation & Amortization	$3,401	$3,817	$6,826	$7,644
Capital Expenditures	$308	$1,751	$1,994	$3,228
Working Capital	$(2,545)	$65,783	$(2,545)	$65,783

(1) EBITDA equals earnings before taxes, interest, depreciation and amortization.  We have included EBITDA because we believe it provides stockholders with additional information to measure our performance and liquidity.  EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.  Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA for the quarter and year-to-date periods ended December 31, 2008 and December 30, 2007 (Dollars in thousands):

(unaudited)	Quarter Ended		Year-to-Date Ended
(Dollars in thousands)	Dec. 31, 2008	Dec. 30, 2007	Dec. 31, 2008	Dec. 30, 2007
		(as restated)*		(as restated)*
EBITDA Reconciliation:
Net Income	$(42,716)	$5,229	$(59,959)	$(4,876)
Provision (benefit) for income taxes	(4,911)	(283)	(11,173)	(435)
Interest expense	797	405	1,525	681
Depreciation and Amortization	3,401	3,817	6,826	7,644
EBITDA	$(43,429)	$9,168	$(62,781)	$12,766

Adjustments to EBITDA
Gain on settlement of litigation, net of related expenses	$—	$(7,046)	$—	$(7,046)
Unrealized loss on natural gas contract	5,447	—	5,447	—
Impairment of long lived assets	8,931	—	8,931	—
Severance and early retirement costs	3,288	—	3,288	—
Other restructuring costs	5,241	—	5,241	—
Adjusted EBITDA	$(20,522)	$2,122	$(39,874)	$5,720

The following table sets forth a reconciliation of EBITDA to cash flows from operations for the year-to-date periods ended Dec. 31, 2008 and Dec. 30, 2007 (Dollars in thousands):

(unaudited)	Year-to-Date Ended
(Dollars in thousands)	Dec. 31, 2008	Dec. 30, 2007
		(as restated)*
EBITDA	$(62,781)	$12,766
Benefit (provision) for income taxes	11,173	435
Interest expense	(1,525)	(681)
Equity in loss of joint venture	34	—
Non-cash charges against (credits to) net income:
Deferred income taxes	(7,217)	2,874
Loss (gain) on sale of assets	(53)	10
Loss on impairment of assets	8,931	—
Changes in operating assets and liabilities	35,505	(14,458)
Cash flow from operations	$(15,933)	$946

*                                         The information presented in the income statement for the quarter and year-to-date periods ended December 30, 2007 and the balance sheet as of December 30, 2007 shown above have been adjusted to reflect a correction of the period-specific effects of an error in the recognition of income from a deferred credit related to a Commodity Credit Corporation program that the company participated in from 2001 to 2003.